Exhibit 10.5

GARMIN LTD.2000
EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT
(Nonqualified Stock Option)
FOR EMPLOYEES OF GARMIN (EUROPE) LTD.

        Garmin Ltd., (the “Company”), grants to __________________________, an option (the “Option”) to purchase that number of the Company’s common shares, $ 0.01 par value per share (“Shares”), set forth below, all subject to the terms and conditions, in the attached Exhibit A and in the Garmin Ltd. 2000 Equity Incentive Plan, as may from time to time be amended (the “Plan”), a copy of which is attached. Please refer to the Plan documents for definitions of terms used in this Agreement and Exhibit A.

Grant Date	__________________
Expiration Date	__________________
Number of Shares	__________________
Option Price	__________________
When Option first exercisable	In installments on the dates specified below:

Years After Grant Date	Percentage	No. of Shares Exercisable
Less than one year	0	0
At least 1, but less than 2 years	20%	____
2 years but less than 3 years	40%	____
3 years but less than 4 years	60%	____
4 years but less than 5 years	80%	____
5 or more years	100%	____

        By accepting this Option, you are also agreeing to be bound by the restrictive covenants in paragraph 7 of Exhibit A.

        Please indicate your acceptance of this Agreement and Exhibit A by entering your OptionsLink password and clicking on the “Accept” button on the previous screen. Responses should be delivered electronically within 10 days of your receipt.

Garmin Ltd.

                                   By:_______________________

EXHIBIT A
to
GARMIN LTD. 2000 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
FOR EMPLOYEES OF GARMIN (EUROPE) LTD.

        1.     Manner of Exercise.   This Option may be exercised by delivering to the Company (or its authorized agent), during the period in which the Option is exercisable, (i) a written notice to purchase a specific number of Shares under this Option, and (ii) full payment of the Option Price together with applicable federal, state, local or foreign withholding taxes (“Required Withholding”).

        Payment of the Option Price and the Required Withholding shall be made by any one or more of (i), (ii), or (iii), below:

(i)	cash, personal check or electronic wire transfer, or

(ii)	the sale of the Shares acquired on exercise of this Option through a broker-dealer to whom you have submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for the Shares and/or Required Withholding, or

(iii)	Shares with a Fair Market Value equal to the Required Withholding, at your election, may be retained by the Company upon exercise to satisfy the Required Withholding and you will receive the number of Shares you elected to purchase reduced by the Shares retained by the Company,

        The exercise will become effective on the date on which both such notice and full payment have been actually received by the Company, which date must be before the Expiration Date shown in this Stock Option Agreement. You will not have any rights as a shareholder of the Company with respect to the Shares which you receive upon exercise of this Option until the Shares have been registered in your name.

        2.     Upon Death or Disability.   This Option shall become fully exercisable upon your Termination of Affiliation due to death or Disability.

        3.     Vesting in Case of Change of Control.   This Option shall become fully exercisable upon a Termination of Affiliation initiated by your employer other than for Cause or initiated by you for Good Reason if your Termination of Affiliation occurs within the one-year period following a Change of Control. Change of Control and Good Reason are defined in the Plan.

        4.     Termination for Cause.   This Option shall terminate immediately and any unexercised portion shall be forfeited immediately upon your Termination of Affiliation for Cause. In the event of your Termination of Affiliation for Cause, the Company or the Subsidiary by which you were employed shall have the right to recover from you any Shares (or the proceeds thereof) acquired by you on exercise of this Option, upon repayment to you of the Option Price for such shares. Cause is defined in the Plan.

        5.     Exercise After Termination.   This Option may be exercised only while you are employed with the Company or a Subsidiary, except as follows:

            (i)     if you have a Termination of Affiliation due to Disability, you may exercise this Option at any time during the first 12 months after your Termination of Affiliation;

            (ii)     if you have a Termination of Affiliation due to death, the executor or administrator of your estate, your heirs or legatees, or beneficiary designated in accordance with the Plan, as applicable, may exercise this Option at any time during the first 12 months after your Termination of Affiliation; and

            (iii)     if you have a Termination of Affiliation due to any other reason (other than a termination for Cause), you may also exercise this Option at any time during the first three months after your Termination of Affiliation;

provided, however, that except as otherwise provided in Section 2 or 3 of this Exhibit A, this Option can be exercised after your Termination Date only to the extent it is exercisable on the Termination Date and, provided further that, under no circumstances can this Option be exercised on or after the Expiration Date.

        6.     Option Non-Transferable.   This Option is not transferable except to (a) your child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), (b) any person sharing your household (other than a tenant or employee), (c) a trust in which persons described in (a) or (b) have more than 50% of the beneficial interest, (d) a foundation in which persons described in (a) or (b) or you own more than 50% of the voting interests; provided such transfer is not for value.

         7.     Restrictive Covenants.   As a condition of this Option and in addition to any restrictive agreements you may have entered into with your employer, you accept and agree to be bound as follows:

        (a)         Nondisclosure of Option Terms.   You agree not to disclose or cause to be disclosed at any time, nor authorize anyone to disclose any information concerning this Stock Option Agreement or your Option except (i) as required by law, or (ii) to a permitted transferee listed in Section 6 who agrees to be bound by this Paragraph 7(a), or (iii) to your legal and financial advisors who agree to be bound by this Paragraph 7(a).

         (b)         Noncompetition.   During your employment and until one year after you cease being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, you will not perform services as an employee, director, officer, consultant, independent contractor or advisor, or invest in, whether in the form of equity or debt, or otherwise have an ownership interest in any company, entity or person that directly competes anywhere in the United States, the United Kingdom, Taiwan, or in any other location outside the United States, the United Kingdom or Taiwan where the Company or a Subsidiary conducts or (to your knowledge) plans to conduct business. Nothing in this Section 7(b) shall, however, restrict you from making an investment in and owning up to one-percent (1%) of the common stock of any company whose stock is listed on a national securities exchange or actively traded in an over-the-counter market; provided that such investment does not give you the right or ability to control or influence the policy decisions of any direct competitor of the Company or a Subsidiary.

        (c)         Noninterference.   During your employment and until one year after you cease being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, you will not, either directly or indirectly through another business or person, solicit, entice away, or otherwise interfere with any employee, customer, prospective customer, vendor, prospective vendor, supplier or other similar business relation or (to your knowledge) prospective business relation of the Company or any Subsidiary.

        (d)         Nonsolicitation.   During your employment and until one year after you cease being employed by or acting as a consultant or independent contractor to the Company or any Subsidiary, you will not, either directly or indirectly through another business or person, hire, recruit, employ, or attempt to hire, recruit or employ, or facilitate any such acts by others, any person then currently employed by the Company or any Subsidiary.

        (e)         Confidentiality.   You acknowledge that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their businesses, operations, employees and customers (“Confidential Information”). You recognize that the Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. You shall not at any time disclose or authorize anyone else to disclose any Confidential Information or proprietary information that (A) is disclosed to or known by you as a result or as a consequence of or through your performance of services for the Company or any Subsidiary, (B) is not publicly or generally known outside the Company and (C) relates in any manner to the Company’s business. This obligation will continue even though your employment with the Company or a Subsidiary may have terminated. This paragraph 7(e) shall apply in addition to, and not in derogation of any other confidentiality agreements that may exist, now or in the future, between you and the Company or any Subsidiary.

        (f)         No Detrimental Communications.    You agree not to disclose or cause to be disclosed at any time any untrue negative, adverse or derogatory comments or information about the Company or any Subsidiary, about any product or service provided by the Companies, or about prospects for the future of the Company or any Subsidiary.

        (g)         Remedy.   You acknowledge the consideration provided herein (absent your agreement to this Section 7) is more than Garmin is obligated to pay, and you further acknowledge that irreparable harm would result from any breach of this Section and monetary damages would not provide adequate relief or remedy. Accordingly, you specifically agree that, in the event that you breach any of your obligations under this Section 7, the Company and its Subsidiaries shall be entitled to injunctive relief therefor, and in particular, without limiting the generality of the foregoing, neither the Company nor any Subsidiary shall be precluded from pursuing any and all remedies they may have at law or in equity for breach of such obligations. In addition, this Option shall terminate immediately the first date on which you engage in such activity and the Committee shall be entitled on or after the first date on which you engage in such activity to require you to return any Shares obtained by your exercise of this Option to the Company and to require you to repay any proceeds received at any time from the sale of Shares obtained by your exercise of this Option (plus interest on such amount from the date received at a rate equal to the prime lending rate as announced from time to time in the Wall Street Journal) and to recover all reasonable attorneys’ fees and expenses incurred in terminating this Option and recovering such Shares and proceeds.

        8.     Nonstatutory Option.   This Option has been designated by the Committee as a Nonstatutory Option; it does not qualify as an incentive stock option.

        9.     Taxes.   The Company is not required to issue Shares upon the exercise of this Option unless you first pay, in cash or by Share withholding to the Company such amount, if any, of Required Withholding.

        10.     No Right to Employment or Affiliation.   Nothing in the Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, nor confer upon you the right to continue in the employ of the Company or any Subsidiary.

        11.     Amendments.   This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement; provided that this Agreement is subject to the power of the Board to amend the Plan as provided therein. Except as otherwise provided in the Plan, no such amendment shall materially adversely affect your rights under this Agreement without your consent.

        12.     Notices.   Any notice to be given under the terms of this Agreement to the Company shall be addressed to Garmin (Europe) Ltd. in care of the General Manager. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

        13.     Severability.   If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid. Additionally, if any of the covenants in Section 7 are determined by a court to be unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision as the case may be, so as to cause such covenant, as so modified, to be enforceable.

        14.     Applicable Law.   This Agreement shall be governed by the substantive laws of the State of Kansas in the United States of America.